Exhibit 99.3

IMMUNIC AG
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
As of and for the three months ended March 31, 2019 and 2018

IMMUNIC AG
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$7,593	$13,072
Restricted cash	20,426	—
Other current assets and prepaid expenses	502	259
Total current assets	28,521	13,331
Property and equipment, net	41	40
Operating lease right-of-use assets	74	—
Total assets	$28,636	$13,371
Liabilities, Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$511	$1,400
Accrued expenses	562	416
Other current liabilities	93	104
Total current liabilities	1,166	1,920
Long term liabilities	48	—
Total liabilities	1,214	1,920
Commitments and contingencies (note 3)	—	—
Series A-2 Convertible preferred stock, €1.00 par value, 299,456 shares authorized, issued and outstanding at March 31, 2019 and December 31, 2018, Liquidation Preference €47,465 ($53,237) at March 31, 2019	34,313	34,313
Series A-1 Convertible preferred stock, €1.00 par value,13,541 authorized, issued and outstanding at March 31, 2019 and December 31, 2018, Liquidation Preference €4,438 ($4,978) at March 31, 2019	2,879	2,879
Stockholders’ deficit:
Common stock, €1.00 par value; 50,000 shares authorized, issued and outstanding at March 31, 2019 and December 31, 2018, respectively	56	56
Stock subscription not yet issued	20,531	—
Accumulated other comprehensive loss	(1,066)	(819)
Accumulated deficit	(29,291)	(24,978)
Total stockholders’ deficit	(9,770)	(25,741)
Total liabilities, preferred stock and stockholders’ deficit	$28,636	$13,371
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IMMUNIC AG
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$3,355	$1,783
General and administrative	1,307	505
Total operating expenses	4,662	2,288
Loss from operations	(4,662)	(2,288)
Other income:
Interest expense	—	(1)
Other income, net	349	26
Total other income	349	25
Net loss	$(4,313)	$(2,263)

Net loss per share, basic and diluted	$(86.26)	$(45.26)

Weighted-average common shares outstanding, basic and diluted	50,000	50,000
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IMMUNIC AG
Condensed Consolidated Statements of Comprehensive Loss
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net loss	$(4,313)	$(2,263)
Other comprehensive income (loss):
Foreign currency translation	(247)	28
Total comprehensive loss	$(4,560)	$(2,235)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IMMUNIC AG
Condensed Consolidated Statements of Preferred Stock and Stockholders’ Deficit
(In thousands, except shares)
(Unaudited)

	Series A-2 Preferred Stock		Series A-1 Preferred Stock		Common Stock		Stock subscription not yet issued	Accumulated Other Comprehensive Income (Loss)		Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2019	299,456	$34,313	13,541	$2,879	50,000	$56	$—	$(819)	$	$(24,978)	$(25,741)
Net loss	—	—	—	—	—	—	—	—		(4,313)	(4,313)
Other comprehensive income	—	—	—	—	—	—	—	(247)		—	(247)
Stock subscription not yet issued	—	—	—	—	—	—	20,531	—		—	20,531
Balance at March 31, 2019	299,456	$34,313	13,541	$2,879	50,000	$56	$20,531	$(1,066)		$(29,291)	$(9,770)

Balance at January 1, 2018	299,456	$15,057	13,541	$2,879	50,000	$56	$—	$43	$(13,436)	$(13,337)
Net loss	—	—	—	—	—	—	—	—	(2,263)	(2,263)
Other comprehensive income	—	—	—	—	—	—	—	28	—	28
Issuance of preferred stock	—	12,564	—	—	—	—	—	—	—	—
Balance at March 31, 2018	299,456	$27,621	13,541	$2,879	50,000	$56	$—	$71	$(15,699)	$(15,572)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IMMUNIC AG
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(4,313)	$(2,263)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5	3
Changes in operating assets and liabilities:
Other current assets and prepaid expenses	(252)	240
Accounts payable	(880)	347
Accrued expenses	158	(48)
Other current liabilities	(35)	(74)
Net cash used in operating activities	(5,317)	(1,795)
Cash flows from investing activities:
Purchases of property and equipment	(7)	(1)
Net cash used in investing activities	(7)	(1)
Cash flows from financing activities:
Proceeds from stock subscription not yet issued	20,531	—
Proceeds from issuance of preferred stock	—	12,564
Net cash provided by financing activities	20,531	12,564
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(260)	29
Net change in cash, cash equivalents and restricted cash	14,947	10,797
Cash, cash equivalents and restricted cash, beginning of period	13,072	4,504
Cash, cash equivalents and restricted cash, end of period	$28,019	$15,301
Supplemental disclosures for cash flow information:
Cash paid for interest	$—	$1
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$7,593	$15,301
Restricted cash	20,426	—
Total cash, cash equivalents and restricted cash	$28,019	$15,301
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Notes to Consolidated Financial Statements
1. Description of Business and Basis of Financial Statements
Description of Business
Immunic AG (“Immunic” or the “Company”) is a specialist in selective oral drugs in immunology and is focused on developing novel oral therapies with best-in-class potential for chronic inflammatory and autoimmune diseases. Immunic’s three development programs target inflammatory bowel diseases, multiple sclerosis, and psoriasis and include orally available, small molecule inhibitors of DHODH (IMU-838 program), an inverse agonist of RORgt (IMU-935 program), and IMU-856 (targeting improvement in intestinal barrier function). Immunic’s lead development program, IMU-838 is currently in phase 2 clinical development for ulcerative colitis and multiple sclerosis with additional phase 2 trials in Crohn’s disease and an investigator- initiated proof of concept study in primary sclerosing cholangitis planned for 2019.
The Company’s business, operating results, financial condition and growth prospects are subject to significant risks and uncertainties including the failure of its clinical trials to meet their endpoints, failure to obtain regulatory approval to commercialize and failure to secure additional funding to complete the development and commercialization of the three development programs.
Liquidity and Financial Condition
Immunic has no products approved for commercial sale and has not generated any revenue from product sales. Immunic has never been profitable and has incurred operating losses in each year since inception. Immunic has an accumulated deficit of approximately $29.3 million as of March 31, 2019 and $25.0 million as of December 31, 2018. Substantially all of Immunic’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations.
Immunic expects to incur significant expenses and increasing operating losses for the foreseeable future as Immunic initiates and continues the preclinical and clinical development of its product candidates and adds personnel necessary to operate as a company with an advanced clinical pipeline of product candidates. In addition, after completion of the reverse acquisition, as explained below, operating as a SEC registrant will involve the hiring of additional financial and other personnel, upgrading financial information systems, and incurring costs associated with operating as a public company. Immunic expects that its operating losses will fluctuate significantly from quarter-to-quarter and year-to-year due to timing of clinical development programs.
From inception to March 31, 2019, Immunic has raised net cash proceeds of approximately €50 million (approximately $56.0 million) from private placements of preferred and common stocks. As of March 31, 2019, Immunic had cash and cash equivalents of approximately $28.0 million. In connection with the reverse acquisition, as explained below, Immunic´s current shareholders invested €26.7 million (approximately $30.0 million) in the Company of which €18.2 million (approximately $20.5 million) was received in March 2019. The remaining amount of €8.5 million (approximately $9.5 million) was received in April 2019 before the closing of the reverse acquisition. With these funds, Immunic expects to be able to fund its operations beyond twelve months from the date of the issuance of the accompanying unaudited condensed consolidated financial statements.
Reverse Acquisition

On April 12, 2019 (the “Closing Date”), pursuant to the terms of the Exchange Agreement, dated as of January 6, 2019, between Vital Therapies, Inc., a Delaware corporation (“Vital”), Immunic AG, and the shareholders of Immunic party thereto (the “Exchange Agreement”), the holders of Immunic ordinary shares exchanged all of their outstanding shares for shares of Vital common stock, resulting in Immunic becoming a wholly-owned subsidiary of Vital (the “Transaction”). Immediately following the Transaction, Vital Therapies, Inc. changed its name to “Immunic, Inc.” and its ticker symbol to “IMUX”.

At the closing of the Transaction, (i) each Immunic preferred share was converted into one Immunic ordinary share, and (ii) each Immunic ordinary share was converted into the right to receive 17.17 shares of Vital’s common stock, after giving effect to the reverse stock split. The exchange ratio was determined through arm’s-length negotiations between Vital and Immunic.

The aggregate consideration issuable in the Transaction, after giving effect to the reverse stock split, was 8,927,130 shares of Vital’s common stock. Following the Transaction and after giving effect to the reverse stock split, the former shareholders of Immunic owned approximately 88.25% of the common stock of the Company, and the shareholders of Vital immediately prior to the Transaction owned approximately 11.75% of the common stock of the Company. The issuance of shares of Vital’s common stock in the Transaction was registered with the Securities and Exchange Commission on a Registration Statement on Form S-4 (Registration No. 333-229510).

Immediately prior to the closing of the Transaction, Immunic issued, in a private placement transaction (the “Financing”), an aggregate of 129,744 ordinary shares to certain of its shareholders for aggregate consideration of €26.7 million (approximately $30.0 million), pursuant to the terms of the Investment and Subscription Agreement, dated as of January 6, 2019, between Immunic and the shareholders and investors party thereto (the “Subscription Agreement”).

The merger transaction will be accounted for as a reverse acquisition under the purchase method of accounting. Because Immunic’s pre-transaction owners held an 88.25% economic and voting interest in the combined company immediately following the closing of the merger, Immunic is considered to be the acquirer of Vital for accounting purposes.
Basis of Presentation and Consolidation
The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles, or GAAP, and include the accounts of Immunic AG and its wholly-owned subsidiaries, Immunic Research GmbH which began operations in 2016 and Immunic Australia Pty Ltd (collectively referred to as the “Company” or “Immunic”). The business activities of the subsidiary, Immunic Australia Pty Ltd., located in Collingwood, Australia, began in 2018. All intercompany accounts and transactions have been eliminated in consolidation. Immunic manages its operations as a single reportable segment for the purposes of assessing performance and making operating decisions.
Unaudited Interim Financial Information
Immunic has prepared the accompanying interim unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Regulation S-X of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. These interim unaudited condensed consolidated financial statements reflect all adjustments consisting of normal recurring accruals which, in the opinion of management, are necessary to present fairly Immunic‘s consolidated financial position, consolidated results of operations, consolidated statement of stockholders’ equity and consolidated cash flows for the periods and as of the dates presented. The Company‘s fiscal year ends on December 31. The condensed consolidated balance sheet as of December 31, 2018 was derived from audited consolidated financial statements but does not include all disclosures required by US GAAP. These condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements and the notes thereto included in this Current report on Form 8-K\A. The nature of Immunic‘s business is such that the results of any interim period may not be indicative of the results to be expected for the entire year. Certain prior period amounts have been reclassified to conform to the current basis of presentation.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and the disclosure of contingent assets and liabilities in the Company’s consolidated financial statements. The most significant estimates in the Company’s financial statements and accompanying notes relate to the accounting for research and development activities, share-based compensation and notes related to contractual obligations. Management believes its estimates to be reasonable under the circumstances. Actual results could differ materially from those estimates and assumptions.

Foreign Currency Translation and Presentation
The Company’s reporting currency is U.S. dollars. During the three months ended March 31, 2019 and 2018, Immunic’s main operations were located in Germany with the euro being its functional currency. Immunic Australia Pty Ltd.’s functional currency is the Australian Dollar. All amounts in the financial statements where the functional currency is not the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows:
• assets and liabilities at reporting period-end rates,
• income statement accounts at average exchange rates for the reporting period, and
• components of equity at historical rates.
Gains and losses from translation of the financial statements into U.S. dollars are recorded in stockholders’ equity as a component of accumulated other comprehensive income (loss). Realized and unrealized gains and losses resulting from foreign currency transactions denominated in currencies other than the functional currency are reflected as general and administrative expenses in the unaudited condensed consolidated statements of operations. The unaudited condensed consolidated statement of cash flows was prepared by using the average exchange rate in effect during the reporting period which reasonably approximates the timing of the cash flows.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Cash and cash equivalents consist of cash on hand and deposits in banks located in Germany and Australia. The Company maintains cash and cash equivalent balances denominated in euro with major financial institutions in Germany in excess of the deposit limits insured by the government. Management periodically reviews the credit standing of these financial institutions and believes that the Company is not exposed to any significant credit risk.
Fair Value Measurement
Fair value is defined as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants on the measurement date. Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1—Quoted prices in active markets for identical assets or liabilities. The Company had no Level 1 assets or liabilities for the periods presented.
Level 2— Inputs other than observable quoted prices for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active. The Company had no Level 2 assets or liabilities for the periods presented.
Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities. The Company had no Level 3 assets or liabilities for the periods presented.
The carrying value of cash and cash equivalents, other current assets and prepaid expenses, accounts payable, accrued expenses, and other current liabilities approximates fair value due to the short period of time to maturity.
Property and Equipment
Property and equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated service lives of the assets which range from three to eight years. Depreciation expense was $5,000 and $3,000 during the three months ended March 31, 2019 and 2018, respectively.
Impairment of Long-Lived Assets

The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. Impaired assets are then recorded at their estimated fair value. There were no impairment losses during the three months ended March 31, 2019 and 2018.
Research and Development Expenses
Research and development expenses have principally been related to the two development programs, IMU-838 and IMU-935. These two programs include orally available, small molecule inhibitors of DHODH (IMU-838 program) and inverse agonists of RORγt (IMU-935 program) relevant to diseases such as ulcerative colitis, Crohn’s disease and psoriasis. In 2019, IMU-838 is currently being tested in two phase 2 clinical trial in patients with ulcerative colitis and multiple sclerosis. The Company is preparing for a phase 2 clinical trial in Crohn’s disease (CD) later this year. Furthermore, the preclinical development of IMU-935 was advanced.
Research and development expenses consist of expenses incurred in performing research and development activities including clinical trials, contract research services, salaries and related employee benefits, allocated facility costs and other outsourced services. Research and development expenses are charged to operations as incurred.
Collaboration Arrangements
The Company enters into agreements with contract research organizations (“CROs”) to provide clinical trial services for individual studies and projects by executing individual work orders governed by Master Service Arrangements (“MSAs”). The MSAs and associated work orders are designed such that certain payments are to be made upon completion of certain milestones. The Company regularly assesses the timing of payments against the completion of the respective milestones and ensures a proper accrual of related expenses in the appropriate accounting period.
Certain collaboration and license agreements might include payments to or from the Company of one or more of the following: non-refundable or partially refundable upfront or license fees; development, regulatory and commercial milestone payments; manufacturing supply services; partial or complete reimbursements of research and development costs; and royalties on net sales of licensed products. The Company assesses whether such contracts are within the scope of Financial Accounting Standards Board (FASB) Account Standards Update (“ASU”) 2014-09 “Revenue from Contracts with Customers” (“Topic 606”) and ensures proper accounting treatment.
Currently, the Company has entered into one option agreement with a third party which grants the Company the right to license a group of compounds, designated by the Company as IMU-856, a new oral treatment option for inflammatory bowel diseases such as ulcerative colitis and Crohn’s disease. During the option period the Company will perform the agreed upon research and development activities. The related research and development expenses are being reimbursed by the third party up to a maximum agreed-upon limit. Such reimbursements are recorded as other income. The Company may exercise its option right at any time during the option period. Once the option is exercised the Company is required to make a one-time option execution payment as well as milestone and royalty payments. To date, the option right has not been exercised.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and related costs for personnel in executive, finance, business development and other support functions. Other general and administrative expenses include but are not limited to related facility costs, stock-based compensation, travel, professional fees for legal, consulting, accounting and tax services and insurance costs.
Stock-Based Compensation
The Company measures the cost of employee services received in exchange for equity awards based on the grant-date fair value of the award recognized generally as an expense on a straight-line basis over the requisite service period for those awards whose vesting is based upon a service condition, and either a straight-line or an accelerated method for awards whose vesting is based upon a performance condition, but only to the extent it is probable that the performance condition will be met. Employee stock-based compensation is estimated at the date of grant based on the award’s fair value for equity classified awards and upon final measurement date for liability classified awards.

Leases
The Company has two existing leases for office space and one lease for office equipment. One lease for office space and the equipment lease have initial terms of less than 12 months. At inception of a lease agreement, it is determined whether an agreement represents a lease and at commencement each lease agreement is assessed as to classification as an operating or financing lease. One of the office leases contains a renewal option. As described below under "Recently Issued and/or Adopted Accounting Standards - Change in Accounting Principle," the Company adopted the Financial Accounting Standards Board Accounting Standards Update, or ASU, "Leases," or ASU 2016-02, as of January 1, 2019.
Pursuant to ASU 2016-02, both office leases outstanding on January 1, 2019 continued to be classified as operating leases. With the adoption of ASU 2016-02, an operating lease right-of-use asset and an operating lease liability have been recorded on the Company’s balance sheet. Right-of-use lease assets represent the Company’s right to use the underlying asset for the lease term and the lease obligation represents its commitment to make the lease payments arising from the lease. Right-of-use lease assets and obligations are recognized at the commencement date based on the present value of remaining lease payments over the lease term. As the Company’s leases do not provide an implicit rate, an estimated incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments has been used. The right-of-use lease asset includes any lease payments made prior to commencement and excludes any lease incentives. The lease term may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectations regarding the terms. Variable lease costs such as common area costs and property taxes are expensed as incurred. Leases with an initial term of 12 months or less are not recorded on the balance sheet.
Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income has been reflected as a separate component of stockholders’ equity in the accompanying unaudited condensed consolidated balance sheets.
Income Taxes
The Company is subject to corporate income tax laws and regulations in Germany and Australia. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment in their application.
The Company utilizes the asset and liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the unaudited condensed consolidated financial statements. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of changes in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some portion or the entire deferred tax asset will not be realized. As of March 31, 2019, and December 31, 2018, the Company maintained a full valuation allowance against the balance of deferred tax assets.
It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.
Net Loss Per Share
Basic net loss per share attributable to common stockholders is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss by the weighted-average number of common shares and, if dilutive, common stock equivalents outstanding for the period is determined using the treasury-stock method.

For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.
Recently Issued and/or Adopted Accounting Standards
Recently Adopted Accounting Standards
In February 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2016-02, "Leases." ASU 2016-02 is intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases on the balance sheet. The Company has elected to adopt ASU 2016-02 retrospectively at January 1, 2019 using a simplified transition option that allows companies to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company also elected to adopt the package of practical expedients permitted in Accounting Standards Codification Topic 842, or ASC 842. Accordingly, the leases outstanding at January 1, 2019 continue to be classified as operating leases under the new guidance, without reassessing whether the contracts contain a lease under ASC 842 or whether classification of the operating leases would be different under ASC Topic 842. All of the Company’s leases at the adoption date were operating leases for facilities and did not include any non-lease components.
As a result of the adoption of ASU 2016-02, on January 1, 2019, the Company recognized (a) a lease liability of approximately $80,000, which represents the present value of the remaining lease payments using an estimated incremental borrowing rate of 6% and (b) a right-of-use asset of approximately $80,000. (The cumulative-effect adjustment was immaterial. Due to the adoption of the standard using the retrospective cumulative-effect adjustment method, there are no changes to the Company’s previously reported results prior to January 1, 2019. Operating lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectations regarding the terms. Lease expense has not changed materially as a result of the adoption of ASU 2016-02.
In June 2018, the FASB issued ASU No. 2018-07, "Improvements to Non-Employee Share-Based Payment Accounting," or ASU 2018-07. ASU 2018-07, which simplifies the accounting for non-employee share-based payment transactions, specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards. ASU 2018-07 is effective for public business entities for fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company adopted ASU 2018-07 in the first quarter of 2019. The adoption of this standard had no impact on the Company’s unaudited condensed consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230), Restricted Cash” which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for the Company for fiscal years beginning after December 15, 2018. The adoption of this ASU did not have a significant impact on the Company’s unaudited condensed consolidated financial statements.
Recently Issued Accounting Standards
In August 2018, the FASB issued ASU No. 2018-13, "Fair Value Measurement - Disclosure Framework," or ASU 2018-13. ASU 2018-13, modifies the disclosure requirements for fair value measurements. The amendments relate to disclosures regarding unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty, and are to be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2018-13 on its disclosures.
In November 2018, the FASB issued ASU No. 2018-18, "Collaborative Arrangements”, or ASU 2018-18. ASU 2018-18, clarifies that elements of collaborative arrangements could qualify as transactions with customers in the scope of ASC 606. The new guidance is effective for public business entities for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact of ASU 2018-18 on its disclosures.

3. Commitments and Contingencies
Operating Lease
The Company leases office space and office equipment. The underlying lease agreements have lease terms of less than 12 months and up to two years. The short term leases are deemed immaterial and have not been included in the operating lease right of use asset and operating lease liability.
The Company leases certain office space under a non-cancelable operating lease. The lease does not have significant rent escalation holidays, concessions, leasehold improvement incentives or other build-out clauses. Further the lease does not contain contingent rent provisions. The lease terminates on December 31, 2019 with a renewal option for additional two years that is reasonably likely to be exercised. This lease does include both lease (e.g., fixed rent) and non-lease components (e.g., common-area and other maintenance costs). The non-lease components are deemed to be executory costs and are therefore excluded from the minimum lease payments used to determine the present value of the operating lease obligation and related right-of-use asset.
 The lease does not provide an implicit rate and, due to the lack of a commercially salable product, the Company is generally considered unable to obtain commercial credit. Therefore, the Company estimated its incremental interest rate to be 6%, considering the quoted rates for the lowest investment-grade debt and the interest rates implicit in recent financing leases. Immunic used it’s estimated incremental borrowing rate and other information available at the lease commencement date in determining the present value of the lease payments.
 Immunic’s operating lease cost and variable lease costs were $12,000 and $10,000, for the three months ended March 31, 2019 and 2018, respectively. Variable lease costs consist primarily of common area maintenance costs, insurance and taxes which are paid based upon actual costs incurred by the lessor.

Maturities of the operating lease obligation are as follows as of March 31, 2019 (in thousands):

2019	$22
2020	29
2021	29
Total lease payments	80
Less: interest portion	6
Present value of lease obligation	$74

Contractual Obligations
As of March 31, 2019, the Company has non-cancelable contractual obligations under certain agreements related to its development programs IMU-838, IMU-935 and IMU-856 totaling approximately $0.7 million, all of which will be paid in 2019.

Other Commitments and Obligations
In November 2018, the Company signed an engagement letter with BMO Capital Markets Corp. ("BMO") subject to which BMO acts as exclusive financial advisor in connection with a possible acquisition. In exchange BMO receives a fee payable in respect of any transaction that is consummated and payable promptly on the closing thereof, equal to $1 million ("Transaction Fee"). In addition under certain conditions the agreement includes a fee of 20% of any transaction-related break-up fee. As noted above, in January 2019, Immunic entered into an Exchange Agreement with Vital which was completed as of April 12, 2019. As a result, the Transaction Fee amounting to $1 million was subsequently paid to BMO.
In May 2016 the Company entered into a purchase agreement (the "Agreement") with 4SC AG whereby the Company acquired certain assets including the rights to patents and patent applications, trademarks and know-how. This transaction has been accounted for as an asset acquisition under Update 2017-01 - Business Combinations (Topic 805): Clarifying the Definition of a Business ("ASC805"). The Agreement included payments (Tranches III and IV) that were contingent upon the occurrence of certain events. The arrangement required the Company to pay royalties equal to 4.4% of the aggregated net sales for a certain period as defined in the Agreement (Tranche III) upon commercialization of the assets. As of April 12, 2019, the parties agreed to settle Tranche IV by transferring 120,070 shares of the Company’s common stock, immediately following the merger Transaction on a post-reverse stock split basis, to 4SC AG while keeping Tranche III in effect. No royalties are payable as of March 31, 2019 or December 31, 2018 as sales have not commenced.
Legal Proceedings
The Company is not currently a party to any litigation, nor is it aware of any pending or threatened litigation, that it believes would materially affect its business, operating results, financial condition or cash flows. However, its industry is characterized by frequent claims and litigation including securities litigation, claims regarding patent and other intellectual property rights and claims for product liability. As a result, in the future, the Company may be involved in various legal proceedings from time to time.
4. Preferred Stock
The Company issued 13,541 Series A-1 and 299,456 Series A-2 preferred shares, par value €1.00 per share, to investors as part of its growth financing plan in the total amount of €31.7 million (approximately $37.2 million) from inception (2016) through 2018. During the three months ended March 31, 2018, the Company raised $12.6 million in cash in connection with Series A-2 preferred shares.
The general terms of the Preferred Shares are as follows:

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Voting rights: Holders of the Preferred Shares are entitled to one vote for each Preferred Share held by them. All shares rank equally as to voting and other matters. For shareholders’ meeting resolutions “special majority” (60% or more of shares) is required.

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Liquidation preference: In the event of any sale of 50% or more of the Company’s shares, disposal of its tangible and intangible assets or swap, contribution or merger of its shares, as applicable, after payment or provision for payment of the debts and liabilities of the Company, holders of the Preferred Shares will be entitled to a preference payment of 1.5 times their amount invested on any of the preferred shares included in the transaction increased by 6% per annum on each such share (so-called liquidation dividend). In case the proceeds are not sufficient to satisfy all amounts, the entire proceeds shall be divided between the holders of the Preferred Shares in proportion of the maximum amounts they are entitled to as per the aforementioned clause. Any proceeds in excess of the preference payments, up to the amount of €3,000,000, will then be distributed to the holders of Common Stock. Any exceeding amount will be divided between all shareholders pro rata to the number of shares included in the transaction.

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Conversion into common shares: Each holder of the Preferred Shares is entitled to demand any time and from time to time the conversion of his Preferred Shares into Common Shares in whole or part on a one-for-one basis.

•	Dividends: The Preferred Shares do not have dividend rights.
5. Common Stock
The Company, a non-public company as of the balance sheet date, has authorized 50,000 shares of common stock, par value €1.00 per share, which were paid in March 2016 at approximately $56,000. Common shares confer upon the holders thereof the right to receive notice of, participate in, and vote at general shareholder meetings of the Company. Holders also have the right to receive cash and stock dividends, if declared or upon dissolution, subject to the preferential rights of the holders of the series of preferred shares.
Each share of the Company’s common stock is entitled to vote and all shares rank equally as to voting and other matters. Dividends may be declared and paid on the common stock from funds legally available thereof, if, as and when determined by the Board of Directors. No dividends have been declared as of March 31, 2019.

As explained below, on March 27, 2019, the general shareholders meeting has resolved to convert all outstanding Series A-1 and Series A-2 preferred shares into common share. Under German law a capital increase is valid as soon as the consummation of the capital increase has been officially registered with the commercial register. The consummation of the capital increase was registered in the commercial register on April 3, 2019.
Stock Subscription Not Yet Issued
On March 27, 2019, the shareholders’ meeting resolved to increase the Company’s share capital by issuing an additional 156,920 common shares, par €1.00 per share, of which 27,176 shares are related to the stock bonus for executive officers of the Company. Under German law a capital increase is valid as soon as the consummation of the capital increase has been officially registered with the commercial register. The consummation of the capital increase was registered in the commercial register on April 3, 2019. Therefore, the capital increase became effective subsequent to March 31, 2019. All cash payments totaling €18.2 million (approximately $20.5 million) received as a result of this capital increase have been classified as restricted cash and stock subscription not yet issued in the Company’s unaudited condensed consolidated balance sheet as of March 31, 2019.
6. Stock-Based Compensation Plans
Stock Option Programs
Under two stock option programs, the Company grants stock options to the members of the Supervisory Board and to key employees. The programs are intended to incentivize the beneficiaries to dedicate their working capabilities in the best manner possible to the benefit of the Company.
Under the stock option program for the members of the Supervisory Board (the “VSOP SB”), the Company may grant stock options of the Company to members of the Company’s Supervisory Board for the time period of their service as members of the Company’s Supervisory Board. The shareholders’ meeting approved the VSOP SB with a total of 1,840 stock options, corresponding to approximately 0.5% of the Company’s issued share capital at the time of the decision, of which 460 were granted as of March 31, 2019. Under the stock option program for key employees (the “VSOP”), the Company may grant stock options of the Company to certain key employees. With the approval of the Supervisory Board, the Management Board shall determine how many stock options shall be granted and how they shall be allocated to the respective beneficiaries. The Company intends to issue a total of up to 1,840 stock options of which 299 stock options were granted as of March 31, 2019.
Further terms and conditions of both programs, the VSOP SB and the VSOP, are substantially similar. The following information is therefore shown aggregated for both programs. The stock options vest if and when an exit event occurs, i.e. a direct initial public offering has taken place, or an indirect initial public offering has taken place, or a trade sale has been consummated, or a disposal of the Company’s assets has been consummated, or another financially equivalent circumstance has been consummated where the previous shareholders of the Company are put in the same position as in the aforementioned cases and a realization has occurred. The Company accounts for both programs as cash-settled options and will classify their fair value as a liability upon vesting. As the vesting of the VSOP SB and VSOP options is contingent upon an exit event whose occurrence is not probable as of March 31, 2019, the Company has recorded no compensation expense related to its stock options as of March 31, 2019.
Movements during the year
The following table illustrates the number and weighted average exercise prices of, and movements in, stock options during the three months ended:

	March 31, 2019		March 31, 2018
	Options	Exercise Price	Options	Exercise Price
Outstanding as of January 1	404	$0.00	260
Granted during the period	355	$0.00	—	$0.00
Forfeited during the period	—		—
Exercised during the period	—		—
Expired during the period	—		—
Outstanding at March 31	759	$0.00	260	$0.00
Exercisable at March 31	—		—
In addition to the 759 stock options outstanding at March 31, 2019, Immunic granted 1,519 shares in April of 2019 for a total of 2,278 stock options under both stock option programs. Compensation expense of €449,000 (approximately $503,000) related to the stock option grants will be recognized upon consummation of the exit event on April 12, 2019, therefore, no expense was recognized during the three months ended March 31, 2019 and 2018, respectively. There were no cancellations or modifications to the awards in 2019 or 2018.
The remaining contractual life for the stock options was not limited.
Measurement
The fair value of the Company’s stock of €197.24 was determined based on negotiation with investors participating in the Financing as noted above.
The fair value of the zero-cost option granted in course of the VSOP SB and the VSOP equals the fair value of the underlying stock (assuming no dividends).
Executive bonus agreement
In December 2018, the Company signed bonus agreements with all members of the Management Board. In case of an exit event each member of the Management Board has the right to receive 2.00% of the overall disposal proceeds, including contingent or deferred proceeds like earn-out payments, reduced by transaction costs incurred.
The agreements qualify and are accounted for as equity-settled share-based payments. In total 27,176 shares were granted in December 31, 2018, and the fair value of each share granted was €197.24 as of March 31, 2019. The shares will vest and compensation cost of €5.3 million (approximately $6 million) will be recognized upon the consummation of the exit event which occurred on April 12, 2019.